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                                                                     Exhibit 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                       INTEGRATED CIRCUIT SYSTEMS, INC.



                                  ARTICLE ONE

        The name of the Corporation is Integrated Circuit Systems, Inc.


                                  ARTICLE TWO

         The address of the Corporation's registered office in the State of Pennsylvania is 2435 Boulevard of the Generals, City of Valley Forge, County of Montgomery, State of Pennsylvania. The name of its registered agent at such address is Hock E. Tan.


                                 ARTICLE THREE

         The corporation is incorporated under the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "Business Corporation Law") approved the 5th day of May, 1933, P.L. 364. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law.

                                 ARTICLE FOUR

                             A. AUTHORIZED SHARES

         The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000 shares, consisting of:

         (1) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"); and

         (2) 300,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock").

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.
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                              B. PREFERRED STOCK

         The Preferred Stock may be issued from time to time and in one or more series. The board of directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

                                C. COMMON STOCK

         Section 1. Dividends. Except as otherwise provided by the Business Corporation Law or these Amended and Restated Articles of Incorporation (the "Restated Articles"), the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of Part B of this Article Four.

         Section 2. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.

         Section 3. Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

         Section 4. Voting Rights. Except as otherwise provided by the Business Corporation Law or the Restated Articles and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

         Section 5. Registration or Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered
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certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

         Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         Section 7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

         Section 8. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.
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                                 ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                  ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN

          Meetings of shareholders may be held within or without the State of Pennsylvania, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the Commonwealth of Pennsylvania at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                 ARTICLE EIGHT

          (a) To the fullest extent permitted by the Business Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         (b) The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

         (c) Neither any amendment nor repeal of this Article, nor the adoption of any provision of these Restated Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, proceeding, suit or claim accruing or arising, or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
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                                 ARTICLE NINE

          The Corporation expressly elects not to be governed by Section 2538 (Adoption of Transactions with Interested Shareholders) and the provisions contained in Subchapters E (Control Transactions), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Business Corporation Law.

                                  ARTICLE TEN

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                ARTICLE ELEVEN

                  Section 1. Classification of Directors. At each annual meeting of shareholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such elections shall take place at a shareholders' meeting called and held in accordance with the Business Corporation Law. From and after November 15, 2000, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The Class I and Class II directors shall be those directors who were denominated as member of Class I and Class II, respectively, prior to the date of the annual meeting of shareholders held on November 15, 2000, other than any director who was elected at such annual meeting to serve as a member of Class III. The Class I directors in office on November 15, 2000 shall hold office until the 2001 annual meeting of shareholders and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal; the Class II directors in office on November 15, 2000 shall hold office until the 2002 annual meeting of shareholders and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal; and the Class III directors elected at the annual meeting of shareholders held on November 15, 2000 shall hold office until the 2003 annual meeting of shareholders and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal. At each annual meeting of shareholders, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

                  Section 2. Vacancies. Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors,
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although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy shall hold office until the next election of directors of the class for which such person has been elected as a director and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.


                                ARTICLE TWELVE

         The shareholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of shareholders and the power of shareholders to consent in writing without a meeting is specifically denied. Special meetings of shareholders of the Corporation may be called only by either the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

                               ARTICLE THIRTEEN

         Notwithstanding any other provisions of the Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or the Restated Articles, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to alter, amend or repeal Articles Eleven or Twelve hereof, or this Article Thirteen, or any provision thereof or hereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) twenty percent (20%) or more of the voting power of the Corporation's outstanding capital stock (other than Bain Capital Fund VI, L.P., BCIP Associates II, BCIP Trust Associates II, L.P., BCIP Associates II-B, BCIP Trust Associates II-B, BCIP Associates II-C, PEP Investments PTY Ltd., and Randolph Street Partners II).